Exhibit 10.11

CME MEDIA ENTERPRISES B.V.

and

TOP TONE MEDIA HOLDINGS LIMITED

and

EQUIP LIMITED

_________________________________________________

TV2 GROUP SHAREHOLDERS AGREEMENT

_________________________________________________

July 28, 2008

CONTENTS

		Page
1	Definitions and Interpretation	1
2	Warranties	7
3	The Business of the TV2 Group	7
4	Board Appointments	8
5	Board Meetings	12
6	Board Authority	14
7	Further Undertaking	15
8	The Annual Budget	15
9	Minority Rights	16
10	Transfer of Ownership Interests	18
11	Tag Along Right	20
12	Put Option	21
13	Call Option	23
14	Provision Relating to Transfers	25
15	Events of Default	25
16	Termination and Consequences of Termination	26
17	Additional Undertakings	26
18	Trade Restrictions	27
19	Acknowledgement	28
20	Status of Agreement and Effect	28
21	Confidentiality	28
22	Notices	29
23	Entire Agreement	31
24	Third Party Rights	32
25	Amendments	32
26	Waiver	32
27	Costs and Expenses	32
28	Assignment	32
29	No Partnership	32
30	Severability	32
31	Further Assurance	33
32	Counterparts	33
33	Governing Law and Jurisdiction	33
34	Dispute Resolution	33

THIS TV2 GROUP SHAREHOLDERS AGREEMENT (this "Agreement") is made on July 28, 2008

BETWEEN:

(1)	CME MEDIA ENTERPRISES B.V., a company organized under the laws of the Netherlands, and having its seat at Dam 5b, JS 1012 Amsterdam, the Netherlands ("CME ME");

(2)
TOP TONE MEDIA HOLDINGS LIMITED, a BVI Business company organized under the laws of the British Virgin Islands with registered number 1381053 and having its registered office at 3rd Floor, Omar Hodge Building, Wickhams Cay I, P.O. Box 362, Road Town, Tortola, British Virgin Islands ("Top Tone Holdings"); and

(3)
EQUIP LIMITED, a BVI Business company organized under the laws of the British Virgin Islands with registered number 1415526 and having its registered office at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands ("Equip", together with Top Tone Holdings, the "Top Tone Parties")

WHEREAS:

(A)
CME ME and Top Tone Holdings have entered into a Master Share Purchase Agreement dated July 28, 2008 (the "MSPA") pursuant to which CME ME has agreed to purchase from Top Tone Holdings 80% of the issued share capital of Top Tone Media (as defined below) and 80% of the issued share capital of Zopal (also as defined below) in exchange for the Purchase Price (as defined in the MSPA);

(B)	Following the First Closing of the MSPA, CME ME, Top Tone Holdings and Equip will hold 2480 shares, 311 shares and 309 shares in Top Tone Media respectively;

(C)	Following the Second Closing of the MSPA, CME ME and Top Tone Holdings will hold 80 shares and 20 shares in Zopal respectively; and

(D)
Pursuant to the MSPA, CME ME, and Top Tone Holdings agreed to enter into this Agreement to regulate the business and affairs of the TV2 Group (as defined below) and the rights among CME ME, Top Tone Holdings and Equip as shareholders in Top Tone Media and the rights between CME ME and Top Tone Holdings as shareholders in Zopal.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	Terms not otherwise defined herein shall, unless the context requires otherwise, bear the meanings ascribed thereto in the MSPA; and

"Acceptance Notice"	has the meaning given thereto in Clause 10.1 (b);

"Advertising Agreement"	means the cooperation agreement relating to the sale of commercial inventory among TV2, Ring TV and "Piero97 MA" AD in the Agreed Form;

"Affiliate"	of a person means any person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such person;

"Annual Budget"	has the meaning given thereto in Clause 8.1;

"Board of Directors"	means the Top Tone Media Board of Directors or the Zopal Board of Directors, as applicable;

"Business Day"	means a day (other than a Saturday or a Sunday) on which commercial banks are open for general business in, Sofia, New York and London (other than solely for services via the internet);

"Call"	has the meaning given thereto in Clause 13;

"Call Closing Date"	has the meaning given thereto in Clause 13.3(c);

"Call Notice"	has the meaning given thereto in Clause 13.3;

"Call Price"	means an amount equal to the Valuation;

"Called Party"	has the meaning given thereto in Clause 13.1;

"CME Group Transfer"
means a transfer by CME ME of all or any part of its Ownership Interest in Top Tone Media or Zopal to one or more of its Affiliates, which Affiliates shall agreed to be bound by this Agreement as if an original Party with identical rights and obligations as has CME ME hereunder;

"Consultancy Deed"	means the consultancy deed entered into on or around the date of this Agreement;

"Control"
means the power to direct or cause the direction of the management or policy of any Person, directly or indirectly, through family relationship (if a natural person), the holding of securities or other participation interests, by virtue of an agreement, arrangement or understanding or on other grounds, and "Controlling" and "Controlled" shall have the correlative meanings proceeding from this term.

"Disposal Notice"	has the meaning given thereto in Clause 10.1(e);

"Editorial Code"	means the editorial code from time to time adopted by the TV2 Supervisory Committee;

"Event of Default"	has the meaning given thereto in Clause 15.1;

"Financial Year"	means the financial year of TV2 or LGC as applicable, which shall be a 12 month period ending on 31 December of each year;

"Investment Bank"	means an international investment bank of recognised international standing with experience conducting valuations of broadcasting assets;

"LGC"
means LG Consult EOOD, a limited liability company organized and existing under the laws of the Republic of Bulgaria with registration number 12574/2006 and having its registered address at 66 Belomorski Prohod Str., Block 2, 1st Floor, App 2, Lozenets Region, Sofia, Republic of Bulgaria;

"LGC Group Business"
means the broadcasting operations of Ring TV, Max TV, Radio Mila (as such operations may be rebranded from time to time) and such other businesses as are owned by Zopal from time to time otherwise than in accordance with the terms of this Agreement;

"LGC Supervisory Committee"	means the supervisory committee of LGC;

"MSPA"	has the meaning given thereto in the Recitals;

"Non-Selling Party"	has the meaning given thereto in Clause 10.1(a);

"Objection Notice"	has the meaning given thereto in Clause 12.6;

"Ownership Interests"	means the shares, participation rights or other equity ownership interest of Top Tone Media or Zopal, as applicable;

"Purchaser"	has the meaning given thereto in Clause 10.1(e)(ii);

"Put"	has the meaning given thereto in Clause 12;

"Put Closing Date"	has the meaning given thereto in Clause 12.4(c);

"Put Party "	has the meaning given thereto in Clause 12.1;

"Put Notice"	has the meaning given thereto in Clause 12.4;

"Put Price"	means an amount equal to the Valuation;

"Ring TV"
means Ring-SV AD, a joint stock company organized and existing under the laws of the Republic of Bulgaria with registration number 7774/1997 and having its registered address at 27 Tsarigradsko Shosse Blvd., Sredets Region, Sofia, Republic of Bulgaria;

"Ring TV Supervisory Board"	means the supervisory board of Ring TV;

"Statutory Executives"	means the General Director and the Finance Director of TV2, Top Tone BG, LGC or Ring TV, as applicable;

"Supervisory Committee"	means the supervisory committee of TV2 or LGC or the supervisory board of Ring TV, as applicable;

"Tagged Party "	has the meaning given thereto in Clause 11.1;

"Tag Along Notice"	has the meaning given thereto in Clause 11.2;

"Tag Along Right"	has the meaning given thereto in Clause 11.1;

"Top Tone BG"
means Top Tone Media Bulgaria EOOD, a limited liability company organized under the laws of the Republic of Bulgaria with registration number 175413380 and its registered address at 17 Voyvodina Mogila Str., Ovcha Kupel Region, Sofia, Republic of Bulgaria and a wholly owned subsidiary of TV2;

"Top Tone Group Transfer"	means a transfer by Top Tone Holdings or Equip of all or any part of their respective Ownership Interest in Top Tone Media to each other;

"Top Tone Media"
means Top Tone Media S.A., a public limited liability company (société anonyme) organized under the laws of Luxembourg with registered number B 124257 and having its registered office at Rue Aldringen no. 19, Luxembourg L-1118;

"Top Tone Media Board of Directors"	means in respect of Top Tone Media, collectively the directors appointed thereto from time to time in accordance with the terms hereof;

"Transaction Documents"	means this Agreement, the MSPA, the Advertising Agreement, the Terminated Agreements and the Consultancy Deed;

"Transfer Notice"	has the meaning given thereto in Clause 10.1(a);

"TV2"
means TV2 EOOD, a limited liability company organized under the laws of the Republic of Bulgaria with registration number 121853910 and its registered address at 2 Tsanko Tserkovski Str., Lozenets Region, 1407 Sofia, Republic of Bulgaria;

"TV2 Group"	means Top Tone Media and Zopal and their respective subsidiaries;

"TV2 Group Business"
means the broadcasting operations of TV2 and Top Tone BG (as such operations may be rebranded from time to time) and such other businesses as are owned by Top Tone Media from time to time otherwise than in accordance with the terms of this Agreement;

"TV2 Supervisory Committee"	means the supervisory committee of TV2;

"U.S. Dollars" or "US$"	means the official currency for the time being of the United States of America;

"Valuation"	means the amount expressed in U.S. Dollars equal to the average of:

(a)
the valuation of the Ownership Interests in Top Tone Media or Zopal, as applicable, calculated with reference to 100% of the enterprise value of Top Tone Media or Zopal, as applicable, and in accordance with the percentage of such Ownership Interest, provided by an Investment Bank appointed by CME ME (the "CME Valuation"); and

(b)
the valuation of the Ownership Interests in Top Tone Media or Zopal, as applicable, calculated with reference to 100% of the enterprise value of Top Tone Media or Zopal, as applicable, and in accordance with the percentage of such Ownership Interest, provided by an Investment Bank appointed by the Top Tone Parties or Top Tone Holdings, as applicable (the "Seller Valuation"), provided that the difference between the CME Valuation and the Seller Valuation is not more than 5%. In the event the difference between the CME Valuation and the Seller Valuation is more than 5%, the Valuation shall be the average of the middle valuation and the valuation that is nearest to it (with the third valuation being disregarded), in respect of the CME Valuation, the Seller Valuation and a valuation of the Ownership Interests in Top Tone Media or Zopal, as applicable, provided by an Investment Bank that is jointly appointed (as an expert and not as an arbitrator) by the Investment Bank that carried out the CME Valuation and the Investment Bank that carried out the Seller Valuation, and whose cost shall be shared equally by the Top Tone Parties or Top Tone Holdings, as applicable, on the one hand and CME ME on the other hand;

"Voting Rights"	means, as the case may be:

(i)
in respect of CME ME, the voting rights of CME ME in Top Tone Media and Zopal and/or any of their respective subsidiaries or other entities over which they exercise management control (as appropriate); or

(ii)	in respect of Top Tone Holdings, the voting rights in Top Tone Media and Zopal and/or any of their subsidiaries or other entities over which it exercises management control (as appropriate); or

(iii)	in respect of Equip, the voting rights in Top Tone Media and/or any of its subsidiaries or other entities over which it exercises management control (as appropriate);

"Working Hours"	means the hours of 9:00 a.m. to 5:00 p.m. on a Business Day

"Zopal"
means Zopal S.A., a public limited liability company (société anonyme) organized under the laws of Luxembourg with registered number B 139431 and having its registered address at Aldringen no. 19, Luxembourg L-1118; and

"Zopal Board of Directors"	means in respect of Zopal, collectively the directors appointed thereto from time to time in accordance with the terms hereof.

1.2	In construing this Agreement, unless otherwise specified:

(a)	references to Clauses and Schedules are to clauses of, and schedules to, this Agreement;

(b)
references to a "person" shall be construed so as to include any physical or legal person, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(c)	a reference to any law, regulation, statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(d)
any reference to a "day" (including within the phrase "Business Day") shall mean a period of 24 hours running from midnight to midnight (except for the days of time change lasting 25 or 23 hours which days shall be 25 or 23 hours respectively);

(e)	references to time are to Central European Time;

(f)
a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) at any time;

(g)	headings, recitals and titles are for convenience only and do not affect the interpretation of this Agreement;

(h)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(i)	references to a "Party" or the "Parties" shall be construed as to include and each of its permitted successors and permitted assignees.

2	Warranties

2.1	Each Party warrants to the each other Party that:

(a)	it has full power, authority and right to enter into and carry out its obligations hereunder;

(b)	this Agreement constitutes its valid and legally binding obligations; and

(c)	the entry into and performance by it of this Agreement and the transactions contemplated by this Agreement do not and will not conflict with:

(i)	any law or regulation or judicial or other order;

(ii)	its constitutional documents; or

(iii)	any document which is binding on it or on any of its assets.

2.2	Each of the warranties set out above are deemed to be repeated by each Party upon the exercise and upon the completion of the Put, the Call or the Tag Along Right.

3	The Business of the TV2 Group

3.1
The business of Top Tone Media and Zopal are to act as holding companies for the TV2 Group Business and the LGC Group Business respectively and to ensure their respective operations are conducted in accordance with the terms hereof.

3.2
Each of CME ME and the Top Tone Parties shall use its commercially reasonable endeavours to promote and develop the TV2 Group Business to the best advantage of Top Tone Media, CME ME and the Top Tone Parties.

3.3	Each of CME ME and Top Tone Holdings shall use its commercially reasonable endeavours to promote and develop the LGC Group Business to the best advantage of Zopal, CME ME and Top Tone Holdings.

4	Board Appointments

4.1	CME ME and the Top Tone Parties agree and shall procure that Top Tone Media shall have a Board of Directors as follows:

(a)	The Top Tone Media Board of Directors shall consist of three directors.

(b)
CME ME shall have the right to nominate and be represented by two directors of the Top Tone Media Board of Directors and the Top Tone Parties shall jointly have the right to nominate and be represented by one director of the Top Tone Media Board of Directors, save in the event that the aggregate Ownership Interest of the Top Tone Parties in Top Tone Media falls at any time beneath 6%, in which event the Top Tone Parties' right to nominate and be represented by one director shall cease and CME ME shall have the right to nominate and be represented by all of the three directors of the Top Tone Media Board of Directors.

(c)
Decisions of the Top Tone Media Board of Directors will be taken by simple majority vote other than any decision below, which shall require the affirmative vote of the member of the Top Tone Media Board of Directors designated by the Top Tone Parties:

(i)
the restructuring or reorganisation of any of the subsidiaries of Top Tone Media (other than a merger or other restructuring to combine the TV2 Group Business and the LGC Group Business, provided that any such merger or restructuring is without prejudice to the rights of Top Tone Holdings and is otherwise permitted by law);

(ii)
the sale of the issued share capital of TV2, or the business of TV2 and its subsidiaries, or substantially all of the assets of the TV2 Group Business, in the event that such sale adversely affects Top Tone Holdings' right under Clauses 10, 11 and 12;

(iii)	a resolution related to the surrender or other disposal of the TV2 Licenses (other than to comply with any regulatory requirement);

(iv)	a decision to enter into or cause the TV2 Group to enter into any business that is not media or media-related; and

(v)	a decision to issue any shares in Top Tone Media other than as permitted pursuant to Clause 9.2.

4.2	CME ME and Top Tone Holdings agree and shall procure that Zopal shall have a Board of Directors as follows:

(a)	The Zopal Board of Directors shall consist of three directors.

(b)
CME ME shall have the right to nominate and be represented by two directors of the Zopal Board of Directors and Top Tone Holdings shall have the right to nominate and be represented by one director of the Zopal Board of Directors, save in the event that the Ownership Interest of Top Tone Holdings in Zopal falls at any time beneath 6%, in which event Top Tone Holdings' right to nominate and be represented by one director shall cease and CME ME shall have the right to nominate and be represented by all of the three directors of Zopal Board of Directors.

(c)
Decisions of the Zopal Board of Directors will be taken by simple majority vote except for any decision below, which shall require the affirmative vote of the member of the Zopal Board of Directors designated by Top Tone Holdings:

(i)
the restructuring or reorganisation of any of the subsidiaries of Zopal (other than a merger or other restructuring to combine the TV2 Group Business and the LGC Group Business, provided that any such merger or restructuring is without prejudice to the rights of Top Tone Holdings and is otherwise permitted by law);

(ii)
the sale of the issued share capital of LGC, or the business of LGC and its subsidiaries, or substantially all of the assets of the LGC Group Business, in the event that such sale adversely affects Top Tone Holdings' right under Clauses 10, 11 and 12;

(iii)	a resolution related to the surrender or other disposal of the LGC Licenses (other than to comply with any regulatory requirement);

(iv)	a decision to enter into or cause LGC to enter into any business that is not media or media-related; and

(v)	a decision to issue any shares in Zopal other than as permitted pursuant to Clause 9.2.

4.3	CME ME and Top Tone Parties agree and shall procure that TV2 shall have a TV2 Supervisory Committee as follows:

(a)	The TV2 Supervisory Committee shall consist of three members.

(b)
CME ME shall have the right to nominate and be represented by two members of the TV2 Supervisory Committee and the Top Tone Parties shall jointly have the right to nominate and be represented by one member of the TV2 Supervisory Committee, save in the event that the aggregate Ownership Interest of the Top Tone Parties in Top Tone Media falls at any time beneath 6%, in which event the Top Tone Parties' right to nominate and be represented by one member shall cease and CME ME shall have the right to nominate and be represented by all of the three members of the TV2 Supervisory Committee.

(c)	Decisions of the TV2 Supervisory Committee will be taken by simple majority vote except as expressly provided herein.

4.4	CME ME and the Top Tone Parties agree and shall procure that TV2 shall have an executive committee as follows:

(a)	The TV2 executive committee shall consist of the General Director, the Finance Director, the Legal Director, the Director of Programming, the Sales Director and the News Director.

(b)
For so long as the Top Tone Parties have the right to nominate and be represented by a member of the TV2 Supervisory Committee, the member of the TV2 Supervisory Committee so nominated by the Top Tone Parties will be entitled to nominate up to three candidates with appropriate qualifications and experience for the position of News Director for appointment by the TV2 Supervisory Committee.  In the event the TV2 Supervisory Committee, acting reasonably, does not wish to appoint the first candidate, the Top Tone Parties shall jointly nominate a second candidate.  In the event the TV2 Supervisory Committee, acting reasonably, does not appoint the second candidate, the Top Tone Parties shall jointly nominate a third candidate.  The appointed candidate may be removed for failure to abide by the Editorial Code and in such case the Top Tone Parties shall jointly be entitled to nominate another candidate for the position of News Director as provided herein.

(c)
The TV2 Supervisory Committee shall nominate and, to the extent permitted by Bulgarian law, appoint the members of the TV2 executive committee.  The member of the TV2 Supervisory Committee designated by the Top Tone Parties shall be entitled to make non-binding recommendations for candidates for each of these positions.

(d)	The appointment and removal of the members of the Top Tone BG executive committee shall be approved by the TV2 Supervisory Committee.

(e)	Each of TV2 and Top Tone BG shall be legally represented in accordance with Bulgarian law by its respective General Director and Finance Director, acting jointly as Statutory Executives.

(f)
To the extent a shareholder resolution is required for the appointments of any member of the TV2 executive committee or the Top Tone BG executive committee, CME ME and the Top Tone Parties shall procure that Top Tone Media, as the sole owner of TV2, promptly passes such resolution to appoint such members of the TV2 executive committee and that TV2, as the sole owner of Top Tone BG, promptly passes such resolution to appoint such members of the Top Tone BG executive committee.

4.5	CME ME and Top Tone Holdings agree and shall procure that LGC shall have a Supervisory Committee and Ring TV shall have a Supervisory Board as follows:

(a)	The LGC Supervisory Committee and the Ring TV Supervisory Board shall each consist of three members.

(b)
CME ME shall have the right to nominate and be represented by two members of each of the LGC Supervisory Committee and the Ring TV Supervisory Board and Top Tone Holdings shall have the right to nominate and be represented by one member of each of the LGC Supervisory Committee and the Ring TV Supervisory Board, save in the event that the Ownership Interest of Top Tone Holdings in Zopal falls at any time beneath 6%, in which event Top Tone Holdings' right to nominate and be represented by one member shall cease and CME ME shall have the right to nominate and be represented by all of the three members of each of the LGC Supervisory Committee and the Ring TV Supervisory Committee.

(c)	Decisions of each of the LGC Supervisory Committee and the Ring TV Supervisory Board will be taken by simple majority vote except as expressly provided herein.

4.6	CME ME and Top Tone Holdings agree and shall procure that each of LGC and Ring TV shall have an executive committee as follows:

(a)	Each executive committee shall consist of the General Director, the Finance Director, the Legal Director, the Director of Programming, the Sales Director and the News Director.

(b)
The LGC Supervisory Committee and the Ring TV Supervisory Board, as applicable, shall nominate and, to the extent permitted by Bulgarian law, appoint the members of the LGC executive committee and the Ring TV executive committee, respectively.  The member of the LGC Supervisory Committee or the Ring TV Supervisory Board, as applicable, designated by Top Tone Holdings shall be entitled to make non-binding recommendations for candidates for each of these positions.

(c)	The appointment and removal of the members of the Ring TV Supervisory Board and management board shall be approved by the LGC Supervisory Committee.

(d)	Each of LGC and Ring TV shall be legally represented in accordance with Bulgarian law by its respective General Director and Finance Director, acting jointly as Statutory Executives.

(e)
To the extent a shareholder resolution is required for the appointments of any member of the LGC executive committee or the Ring TV Supervisory Board and management board, CME ME and Top Tone Holdings shall procure that Zopal, as the sole shareholder of LGC, promptly passes such resolution to appoint such members of the LGC executive committee and that LGC, as the owner of 88.7% of the share capital of Ring TV, shall vote at a general meeting of shareholders and shall procure that the members of the Ring TV Supervisory Board shall vote in favour of such resolution to promptly appoint such members of the Ring TV Supervisory Board and management board, respectively.

4.7
The Parties may appoint alternates to their appointees to the relevant Supervisory Committee as specified above.  An alternate will have one vote for each member of the relevant Supervisory Committee in respect of whom he is appointed and who is absent from the relevant meeting.

4.8
Each Supervisory Committee and each Board of Directors shall elect one of the members appointed by CME ME to serve as its chairman, who shall preside at the meetings of the relevant Supervisory Committee or the relevant Board of Directors, as the case may be, but shall not have a separate or casting vote.

4.9
No member of the Supervisory Committee shall be compensated for service in such capacity, but all shall be reimbursed their reasonable expenses subject to the policies (if any) adopted by the relevant Supervisory Committee or the relevant Board of Directors, as the case may be.

4.10
Either Party may at any time replace any of its respective nominees appointed pursuant to this Clause 4 and the Parties shall exercise their respective Voting Rights and powers to procure that any nominees who are being replaced are removed from, and the replacement nominees are appointed to, the relevant Supervisory Committee or the relevant Board of Directors, as the case may be, of the relevant entity as soon as is practicable.

5	Board Meetings

5.1
CME ME and the Top Tone Parties agree and shall procure that regular meetings of the TV2 Supervisory Committee and the Top Tone Media Board of Directors shall be held on such dates, but in any event no less frequently than once per quarter, and at such times and places, as are determined from time to time by resolution of the TV2 Supervisory Committee or the Top Tone Media Board of Directors, as the case may be.

5.2
CME ME and Top Tone Holdings agree and shall procure that regular meetings of the LGC Supervisory Committee, the Ring TV Supervisory Board and the Zopal Board of Directors shall be held on such dates, but in any event no less frequently than once per quarter, and at such times and places, as are determined from time to time by resolution of the LGC Supervisory Committee, the Ring TV Supervisory Board or the Zopal Board of Directors, as the case may be.

5.3
Any member of the relevant Supervisory Committee or the relevant Board of Directors as the case may be shall be entitled to raise items for the agenda of a regular meeting of that Supervisory Committee or that Board of Directors, as the case may be.

5.4	The General Director or Finance Director of TV2, LGC or Ring TV, as applicable, may call an extraordinary meeting of the relevant Supervisory Committee.

5.5	Meetings of a Supervisory Committee or a Board of Directors, as the case may be, shall be convened and held as follows:

(a)
prior written notice of any meeting of a Supervisory Committee or a Board of Directors, as the case may be, shall be given to each member at least three Business Days prior to such meeting.  Any such notice shall contain an agenda identifying in reasonable detail the matters to be discussed at the meeting and shall be accompanied by copies of any relevant papers to be discussed thereat.  Any matter that is submitted to a Supervisory Committee or a Board of Directors, as the case may be, for a decision, but which is not identified in reasonable detail on such agenda, shall not be decided upon at that meeting, unless otherwise agreed by all of the members present;

(b)
the presence of two members of a Supervisory Committee or a Board of Directors, as the case may be, constitutes a quorum and, subject to Clauses 4.1(c) and 4.2(c) with respect to the Top Tone Media Board of Directors and the Zopal Board of Directors, the vote of at least two members present at any meeting at which a quorum is present shall be required for a decision;

(c)	alternate members may participate in meetings of a Supervisory Committee on behalf of duly appointed members in their absence;

(d)
members may participate in a meeting by teleconference, videoconference or other electronic means whereby each member may hear all other members, and any member so participating shall be considered to be present.  A meeting shall deemed to be held where the largest number of participating members is, or if there is no such maximum, at the location of the chairman; and

(e)
any action required or permitted to be taken at any meeting of a Supervisory Committee or, as the case may be, a Board of Directors may be taken without a meeting if all members consent thereto (and make any appropriate resolution or perform any action, as the case may be) in writing, and such writing or writings are filed with the minutes of proceedings of a Supervisory Committee or a Board of Directors, as the case may be.

5.6
The appointment of any Bulgarian citizen to a Supervisory Committee by CME ME shall be subject to the approval of the Top Tone Parties or Top Tone Holdings, as applicable, which shall not be unreasonably withheld or delayed.

6	Board Authority

6.1	The authority of the Supervisory Committee of TV2 and LGC shall include the right to:

(a)	approve the five-year plan and any amendments thereto for TV2 or, as the case may be, LGC;

(b)	approve the Annual Budget and expenditures in excess of the Annual Budget for TV2 or, as the case may be, LGC;

(c)	propose the appointment and removal of the Statutory Executives of TV2 or, as the case may be, LGC to Top Tone Media or Zopal, as applicable;

(d)	approve the appointment or removal of the other members of the executive committees of TV2 or LGC, as applicable;

(e)
determine the compensation of the members of any executive committee for TV2 or, as the case may be, LGC (other than compensation of the Statutory Executives of TV2 and LGC, whose compensation shall be determined by Top Tone Media and Zopal, respectively);

(f)	approve delegated authorities for expenditures up to US$250,000 (or its equivalent) for TV2 or, as the case may be, LGC or their respective subsidiaries;

(g)	approve expenditures in excess of US$250,000 (or its equivalent) for TV2 or, as the case may be, LGC or their respective subsidiaries;

(h)	approve any decision to borrow or lend money by TV2 or, as the case may be, LGC or their respective subsidiaries;

(i)
approve the Advertising Agreement and the entering into the same, and any material amendments thereto or termination thereof to the extent such Advertising Agreement is entered into by TV2 or one of its subsidiaries (for the Supervisory Committee of TV2) or, as the case may be, to the extent such Advertising Agreement is entered into by LGC or one of its subsidiaries (for the Supervisory Committee of LGC);

(j)
approve any related party agreements or arrangements of any member of any executive committee or Supervisory Committee of TV2 or one of its subsidiaries (for the Supervisory Committee of TV2) or, as the case may be, LGC or one of its subsidiaries (for the Supervisory Committee of LGC); and

(k)
approve other items delegated to the Supervisory Committee pursuant to the foundation act of TV2 or the foundation act of LGC, as applicable, or a decision of the general meeting of TV2 or LGC, as applicable.

6.2
The Parties acknowledge that as long as TV2 or LGC are limited liability companies incorporated under Bulgarian law, the relevant Supervisory Committee and executive committee shall enjoy consultative functions and shall facilitate the implementation of the decisions, instructions, regulations and policies adopted by TV2 or LGC, as the case may be.

7	Further Undertaking

7.1
CME ME and the Top Tone Parties shall each exercise all of their respective Voting Rights and powers to procure, or as appropriate procure that Top Tone Media or the TV2 Supervisory Committee procures, the matters set out in Clause 5 and Clause 6, including the adoption of necessary amendments to the constitutive document of TV2 and the execution of amendments to the terms of employment of the Statutory Executives of TV2 or, to the extent required, any other member of an executive committee.

7.2
CME ME and Top Tone Holdings shall each exercise all of their respective Voting Rights and powers to procure or, as appropriate procure that Zopal or the LGC Supervisory Committee procures, the matters set out in Clause 5 and Clause 6, including the adoption of necessary amendments to the constitutive document of LGC and the execution of amendments to the terms of employment of the Statutory Executives of LGC or, to the extent required, any other member of an executive committee.

7.3
CME ME and Top Tone Holdings shall each exercise all of their respective Voting Rights and powers to procure or, as appropriate procure that LGC or the Ring TV Supervisory Board procures, the matters set out in Clause 5 and the adoption of amendments to the by-laws of Ring TV to incorporate a two-tier governance structure, including a supervisory board with the authorities set out in Clause 6 and the execution of amendments to the terms of employment of the Statutory Executives of Ring TV or, to the extent required, any other member of an executive committee.

8	The Annual Budget

8.1
CME ME and the Top Tone Parties shall each exercise their respective Voting Rights to procure that the TV2 Group Business, and CME ME and Top Tone Holdings shall each exercise their respective Voting Rights to procure that the LGC Group Business, are conducted in accordance with the initial business plan proposed by CME ME during the remainder of the current Financial Year and prior to the end of each Financial Year, the executive committee of TV2 and the executive committee of LGC shall jointly prepare for approval by their respective Supervisory Committees the annual budget for the TV2 Group Business and the LGC Group Business on a combined basis for the next Financial Year (the "Annual Budget"), which shall include, in particular, the following:

(a)	a cashflow statement giving:

(i)	an estimate of the working capital requirements; and

(ii)	a recommendation for the necessary retention of profits of the previous Financial Year to satisfy such working capital requirements;

(b)	a projected profit and loss account;

(c)	an operating budget and balance sheet forecast;

(d)	a management report giving business objectives for the year; and

(e)
a financial report which shall include an analysis of the results of such of the TV2 Group Business as is conducted by TV2 (or its subsidiaries) and the results of such of the LGC Group Business as is conducted by LGC (or its subsidiaries) for the previous Financial Year compared with the Annual Budget for that year, identifying variations in sales revenues, costs and other material items.

8.2
The Parties shall exercise their respective Voting Rights to procure that the Annual Budgets are adopted by the Top Tone Media Board of Directors and the Zopal Board of Directors as soon as reasonably practicable following each Annual Budget being produced and agreed for each Financial Year.

8.3	CME ME undertakes to procure that sufficient funds will be made available to TV2 to meet its investment commitments under the Advertising Agreement.

9	Minority Rights

9.1
CME ME and the Top Tone Parties shall each exercise their respective Voting Rights to procure that Top Tone Media shall not without the prior consent of the Top Tone Parties, and CME ME and Top Tone Holdings shall each exercise their respective Voting Rights to procure that Zopal shall not without the prior consent of Top Tone Holdings:

(a)
amend the articles of association of Top Tone Media or Zopal in the event that such amendment will adversely affects the rights of Top Tone Parties or Top Tone Holdings, as the case may be, under Clauses 9.1(b), (c), (d), (e), (f) and (g);

(b)	pass any resolution for its winding up or liquidation;

(c)
amalgamate or merge with any other company or business undertaking  (other than a merger or other restructuring to combine Top Tone Media and Zopal, provided that any such merger or restructuring is without prejudice to the rights of the Top Tone Parties and is otherwise permitted by law);

(d)	demerge, reorganize or divide into different entities;

(e)
increase the amount of the issued share capital of Top Tone Media or Zopal or allow any of the share capital of Top Tone Media or Zopal to be issued or subscribed for except as may be permitted pursuant to Clause 9.2;

(f)	decrease or effect any reduction or cancellation of the amount of the authorised or issued share capital of Top Tone Media or Zopal or purchase or redeem any of the shares of Top Tone Media or Zopal;

(g)
effect any other changes or reorganisation of its share capital of Top Tone Media or Zopal that have the effect of varying the rights of the Top Tone Parties in its Ownership Interests in Top Tone Media or Zopal except as may be permitted hereunder;

(h)
cause restructuring or reorganisation of any of the subsidiaries of Top Tone Media or Zopal (other than a merger or other restructuring to combine the TV2 Group Business and the LGC Group Business, provided that any such merger or restructuring is without prejudice to the rights of the Top Tone Parties and is otherwise permitted by law);

(i)
cause the sale of the issued share capital of TV2 or LGC, the business of TV2 and its subsidiaries, the business of LGC and its subsidiaries or substantially all of the assets of the TV2 Group Business or the LGC Group Business, in the event that such sale adversely affects the Top Tone Parties' right under Clauses 10, 11 and 12;

(j)	expel or by any means cause the termination of the direct or indirect participation of the Top Tone Parties in the TV2 Group other than in connection with a sale or transfer permitted hereunder;

(k)	pass any resolutions related to the surrender or other disposal of the TV2 Group Licenses (other than to comply with any regulatory requirement);

(l)	cause the TV2 Group to enter into any media or media-related business; and

(m)	declare any dividends other than in accordance with Clause 9.3.

9.2
In the event that the TV2 Group Business or the LGC Group Business requires additional funding after CME ME has funded the TV2 Group Business and the LGC Group Business in cash with an aggregate amount at least equal to US$140,000,000 or its equivalent in another currency (excluding the Purchase Price paid by CME ME under the MSPA) ("Investment Amount"), Clause 9.1(e) shall not apply to any issuance of new shares by Top Tone Media or Zopal for raising such additional funds, provided that (i) the Top Tone Parties shall not be obliged to subscribe for any new shares, and (ii) the Ownership Interest of Top Tone Holdings in Zopal and the aggregate Ownership Interest of the Top Tone Parties in Top Tone Media, as the case may be, shall in no event be diluted to less than 6% as a result of any such issuance.

9.3
CME ME and the Top Tone Parties shall each exercise their respective Voting Rights to procure that Top Tone Media, and CME ME and Top Tone Holdings shall each exercise their respective Voting Rights to procure that Zopal, shall not make or pay any dividend or other distribution until such time as the Investment Amount has been contributed and the Investment Amount and all associated debts and interest thereon is repaid in full.

10	Transfer of Ownership Interests

10.1
CME ME may sell, transfer, grant any security interest over or otherwise dispose of all or any part of its Ownership Interest in Top Tone Media or Zopal in accordance with the provisions of this Clause 10.

(a)
CME ME agrees that whenever it wishes to sell, transfer or otherwise dispose of all or any part of its Ownership Interest in Top Tone Media or Zopal other than pursuant to a CME Group Transfer, it shall give notice (a "Transfer Notice") to the Top Tone Parties (in respect of the sale, transfer or otherwise disposal of all or any part of the Ownership Interest in Top Tone Media) and Top Tone Holdings (in respect of the sale, transfer or otherwise disposal of all or any part of the Ownership Interest in Zopal) of such intention  (each a "Non-Selling Party").  A Transfer Notice shall specify:

(i)	the relevant Ownership Interest proposed to be sold, transferred or otherwise disposed of;

(ii)	the cash amount of the consideration for which such Ownership Interest is proposed to be sold, transferred or otherwise disposed of; and

(iii)	the other principal terms and conditions of such intended sale or disposal.

(b)
If a Non-Selling Party wishes to acquire such Ownership Interest as specified in the Transfer Notice for the consideration and on the other terms and conditions specified therein, the Non-Selling Party shall give notice to CME ME of such intention (an "Acceptance Notice") within twenty (20) Business Days of receipt of the Transfer Notice; provided, that only one Top Tone Party shall be entitled to deliver an Acceptance Notice in respect of Top Tone Media.

(c)
If a Non-Selling Party delivers such an Acceptance Notice to CME ME, CME ME and the Non-Selling Party shall in good faith and acting reasonably negotiate terms for definitive transfer documentation in accordance with the terms of the Transfer Notice for a further period of thirty (30) Business Days from the receipt by CME ME of the Acceptance Notice.  Not later than the day falling forty-five (45) Business Days following the receipt by CME ME of the Acceptance Notice (and for the avoidance of doubt notwithstanding the negotiations as aforesaid and their status), the Non-Selling Party shall acquire from CME ME and pay for the Ownership Interest as specified in the Transfer Notice for the consideration and on the other terms and conditions specified therein and otherwise as (and if) agreed in the thirty (30) Business Day period referred to above.

(d)
If no Acceptance Notice is delivered in accordance with Clause 10.1(b) or if at the end of the forty-five (45) Business Day period referred to in Clause 10.1(c), the Non-Selling Party has not acquired from CME ME and paid for the Ownership Interest as specified in the Transfer Notice as aforesaid (otherwise than solely due to the default by CME ME of the terms hereof), CME ME may, subject to the Tag Along Right and within the period of one hundred and twenty (120) Business Days following:

(i)	the date of the last date on which an Acceptance Notice could be delivered in accordance with Clause 10.1(b); or as the case may be

(ii)	the end of the forty-five (45) Business Day period referred to in Clause 10.1(c),

sell, transfer or otherwise dispose of CME ME's Ownership Interest specified in the Transfer Notice to any third party purchaser(s); provided that CME ME shall not so sell, transfer or otherwise dispose of such Ownership Interest for a pro-rata amount that is less than the consideration specified in the Transfer Notice (or for consideration otherwise than in cash but having an equivalent value, in the reasonable opinion of CME ME).

(e)
If CME ME effects a sale, transfer or other disposal of some or all of its Ownership Interest in Top Tone Media or Zopal other than by way of a CME Group Transfer, it shall serve a notice of such sale, transfer or other disposal (a "Disposal Notice") on the Top Tone Parties (in respect of the sale, transfer or otherwise disposal of all or any part of the Ownership Interest in Top Tone Media) and Top Tone Holdings (in respect of the sale, transfer or otherwise disposal of all or any part of the Ownership Interest in Zopal) which shall state:

(i)	what percentage of its relevant Ownership Interest was so sold, transferred or otherwise disposed of;

(ii)	the identity of the third party purchaser (the "Purchaser"); and

(iii)
where applicable, an offer to the Top Tone Parties for the exercise of their Tag Along Right in respect of Top Tone Media or, as the case may be, to Top Tone Holdings for the exercise of its Tag Along Right in respect of Zopal.

10.2
Save under and pursuant to the Tag Along Right, the Put, the Call or a Top Tone Group Transfer, Top Tone Holdings may not sell, transfer or otherwise dispose of, grant any option over or create or permit other encumbrance, security interest or third party right on or over all or any part of its Ownership Interest in respect of Top Tone Media and Zopal or its Voting Rights or any other rights or privileges it may have in connection with its Ownership Interest in respect of Top Tone Media and Zopal without the prior written consent of CME ME.

10.3
Save under and pursuant to the Tag Along Right, the Put, the Call or a Top Tone Group Transfer, Equip may not sell, transfer or otherwise dispose of, grant any option over or create or permit other encumbrance, security interest or third party right on or over all or any part of its Ownership Interest in respect of Top Tone Media or its Voting Rights or any other rights or privileges it may have in connection with its Ownership Interest in respect of Top Tone Media without the prior written consent of CME ME.

10.4
For the avoidance of doubt, CME ME (or any of its Affiliates to whom Ownership Interests have been transferred) may create or permit any other encumbrance, security interest or third party right on or over all or any part of their Ownership Interest or their voting rights or any other rights or privileges they may have in connection with its Ownership Interest.

11	Tag Along Right

11.1
If CME ME serves a Disposal Notice pursuant to Clause 10 and pursuant to such Disposal Notice CME ME has agreed to sell all or a majority of all the Ownership Interests in Top Tone Media or Zopal to a Purchaser, the Top Tone Parties (in respect of their respective sale of the Ownership Interests in Top Tone Media) and/or Top Tone Holdings (in respect of a sale of its Ownership Interest in Zopal) (each a "Tagged Party") shall have the right (subject to Clause 11.4) to sell their entire Ownership Interests in Top Tone Media or Zopal as the case may be to the Purchaser at the price per share and otherwise on the terms and conditions specified in the Disposal Notice (the "Tag Along Right").

11.2
A Tagged Party may exercise the Tag Along Right within ten (10) Business Days of receipt of the Disposal Notice by delivering a written notice stating the exercise of such right to CME ME (the "Tag Along Notice").

11.3
By delivery of the Tag Along Notice, a Tagged Party agrees to sell its entire Ownership Interest at the price per share and otherwise on the terms and conditions specified in, and concurrently with the proposed transaction described in, the Disposal Notice.  Once delivered, such Tag Along Notice shall be irrevocable and the Tagged Party shall be obligated to deliver and sell its Ownership Interest pursuant thereto and on the terms thereof.

11.4
In the event that a Tagged Party so exercises the Tag Along Right and that the Purchaser wishes to purchase some but not all of the Ownership Interests offered by CME ME and the Tagged Party, each of CME ME and the Tagged Party shall be entitled to sell to the Purchaser such portion of their respective Ownership Interests pro rata to the entire Ownership Interests in Top Tone Media or Zopal, as the case may be, that are offered by CME and the Tagged Party in connection herewith.

11.5
Upon the delivery of a Put Notice (in respect of the Ownership Interest in Top Tone Media), the relevant Top Tone Parties shall be deemed to have irrevocably waived their Tag Along Right in respect of such Ownership Interest in Top Tone Media.

11.6
Upon the delivery of a Put Notice (in respect of the Ownership Interest in Zopal), Top Tone Holdings shall be deemed to have irrevocably waived its Tag Along Right in respect of such Ownership Interest in Zopal.

12	Put Option

12.1
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Top Tone Parties and Top Tone Holdings (each a "Put Party") shall, subject to the provisions of this Clause 12, have the irrevocable and unconditional right to require CME ME to purchase all or any part of its Ownership Interests in Top Tone Media and Zopal respectively at the Put Price (the "Put").

12.2
Subject to Clause 15.3, the Put shall be exercisable at any time following the fifth anniversary of the date of this Agreement or at any time following the giving of a Call Notice otherwise than in respect of all of the Ownership Interests in Top Tone Media or in Zopal above an Ownership Interest of 6%, as applicable.

12.3	The right of a Put Party to exercise the Put is conditional upon the following:

(a)
neither Top Tone Holdings nor any of its Affiliates or, as the case may be, neither the Top Tone Parties nor any of their respective Affiliates being in material breach of any of the Transaction Documents;

(b)	the Put Party having full unencumbered right and title to its entire Ownership Interest in Top Tone Media or in Zopal, as applicable; and

(c)	no Event of Default shall have occurred and be continuing.

12.4	A Put Party may only exercise the Put by giving a written exercise notice (a "Put Notice") to CME ME. The Put Notice shall:

(a)	state that the Put Party is exercising the Put;

(b)	request CME ME nominate an Investment Bank for purposes of the Valuation; and

(c)
state the anticipated time and place on which CME ME shall be obliged, subject to the completion of the Valuation, to acquire the entire Ownership Interests of the Put Party in exchange of payment by CME ME of the Put Price, which (subject to such terms and conditions) shall occur on a date falling not more than twenty (20) Business Days after the date on which such Valuation is completed (or, in each case, such later date as is necessary to obtain all required governmental and regulatory approvals and consents) (the "Put Closing Date").

12.5	Once given, a Put Notice shall be irrevocable.

12.6
If CME ME receives a Put Notice, CME ME may give written notice (an "Objection Notice") to the Put Party within ten (10) Business Days of the receipt of such Put Notice of any objections to the exercise of the Put. If such Objection Notice contains valid grounds for objection, the Put shall not be exercisable.  If the grounds for objection specified in the Objection Notice are capable of remedy, the Put Party may remedy any such grounds for objection. If, following such a remedy, the Put Party wishes to exercise the Put, it shall recommence the process outlined in this Clause 12.

12.7
Within twenty (20) Business Days of receipt of a Put Notice (provided that no Objection Notice containing valid grounds for objection has been served), each of CME ME and Top Tone Holdings shall appoint an Investment Bank (in each case as an expert and not an arbitrator) for the purposes of determining the Valuation.

12.8
CME ME and the Put Party shall instruct their respective Investment Banks to agree on common valuation parameters within fifteen (15) Business Days of appointment (which shall be limited to considerations of economic value only, on a "debt-free, cash-free" basis viewed as a passive investment without regard for any board or management positions or any share transfer restrictions).

12.9
CME ME and the Put Party shall use their commercially reasonable efforts to cause their respective Investment Banks to provide their valuations of the Ownership Interests within thirty (30) Business Days of agreeing the common valuation parameters.

12.10
In the event that a third Investment Bank is jointly appointed, CME ME and the Put Party shall use their commercially reasonable efforts to cause such Investment Bank to provide its valuation of the Ownership Interests within twenty (20) Business Days of its appointment based on the same valuation principles as referred to in Clause 12.8.

12.11
The consummation of the Put shall take place at such time and place as may be specified in the Put Notice in accordance with the foregoing or otherwise agreed among the Parties. CME ME shall have no obligation to pay any portion of the Put Price unless all conditions to the exercise of the Put are satisfied and remain satisfied on the Put Closing Date.  CME ME shall pay the full amount of the Put Price to such bank account as is nominated in writing for such purpose by the Put Party.

12.12
The Parties agree that if they determine that the transfer and payment arrangements described herein are not structured properly to optimize the tax and accounting treatment to the level intended by the Parties, they shall cooperate in good faith to agree on and implement an alternative structure or make any appropriate changes to the existing structure.  All such changes shall in all material respects result in maintaining the same balance of commercial and economic interests of the Parties as existed before making any such changes.

13	Call Option

13.1
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CME ME shall, subject to the provisions of this Clause 13, have the irrevocable and unconditional right to require the Top Tone Parties and Top Tone Holdings (each a "Called Party") to sell to CME ME at the Call Price (the "Call") such portion of its Ownership Interests in Top Tone Media and in Zopal, as the case may be, provided that after the exercise of the Call, the Top Tone Parties shall retain an aggregate Ownership Interest of 6% in Top Tone Media and Top Tone Holdings shall retain an Ownership Interest of 6% in Zopal, as applicable.

13.2
Subject to Clause 15.3, the Call shall be exercisable at any time following the fifth anniversary of the date of this Agreement or at any time following the giving of a Put Notice otherwise than in respect of all of the Ownership Interests in Top Tone Media or Zopal, as applicable.

13.3	CME ME may only exercise the Call by giving a written exercise notice (a "Call Notice") to the Called Party. The Call Notice shall:

(a)	state that CME ME is exercising the Call;

(b)	request that the Called Party nominate an Investment Bank for purposes of the Valuation; and

(c)
state the anticipated time and place on which the Called Party shall be obliged, subject to the completion of the Valuation, to sell its entire Ownership Interests in exchange of payment by CME ME of the Call Price, which (subject to such terms and conditions) shall occur on a date falling not more than twenty (20) Business Days after the date on which such Valuation is completed (or, in each case, such later date as is necessary to obtain all required governmental and regulatory approvals and consents) (the "Call Closing Date").

13.4	Once given, a Call Notice shall be irrevocable.

13.5
Within twenty (20) Business Days of receipt of a Call Notice (provided that no Objection Notice containing valid grounds for objection has been served), each of CME ME and the Called Party shall appoint an Investment Bank (in each case as an expert and not an arbitrator) for the purposes of determining the Valuation.

13.6
CME ME and the Called Party shall instruct their respective Investment Banks to agree on common valuation parameters within fifteen (15) Business Days of appointment (which shall be limited to considerations of economic value only, on a "debt-free, cash-free" basis viewed as a passive investment without regard for any board or management positions or any share transfer restrictions).

13.7
CME ME and the Called Party shall use their commercially reasonable efforts to cause their respective Investment Banks to provide their valuations of the Ownership Interests within thirty (30) Business Days of agreeing the common valuation parameters.

13.8
In the event that a third Investment Bank is jointly appointed, CME ME and the Called Party shall use their commercially reasonable efforts to cause such Investment Bank to provide its valuation of the Ownership Interests within twenty (20) Business Days of its appointment based on the same valuation principles as referred to in Clause 13.6.

13.9
The consummation of the Call shall take place at such time and place as may be specified in the Call Notice in accordance with the foregoing or otherwise agreed among the Parties.  The Called Party shall have no obligation to sell its Ownership Interest unless all conditions to the exercise of the Call are satisfied and remain satisfied on the Call Closing Date.  CME ME shall pay the full amount of the Call Price to such bank account as is nominated in writing for such purpose by the Called Party.

13.10
The Parties agree that if they determine that the transfer and payment arrangements described herein are not structured properly to optimize the tax and accounting treatment to the level intended by the Parties, they shall cooperate in good faith to agree on and implement an alternative structure or make any appropriate changes to the existing structure.  All such changes shall in all material respects result in maintaining the same balance of commercial and economic interests of the Parties as existed before making any such changes.

14	Provision Relating to Transfers

Transfers of Ownership Interests where required under the provisions of this Agreement shall be effected with full title guarantee and be made free of all encumbrances, security interests or third party rights.

15	Events of Default

15.1	The occurrence of any of the following shall constitute an event of default with respect to a Party (an "Event of Default"):

(a)	the liquidation, administration or entry into receivership of such Party;

(b)	a material breach of any Transaction Documents by such Party, which remains unremedied thirty (30) Business Days after a notice by the non-defaulting Party to remedy the same; and

(c)	the termination of the Advertising Agreement (other than due to a default by the relevant member of the TV2 Group that is not remedied within any applicable grace period).

15.2	Each Party shall notify the others of any material breach of this Agreement that it has committed, together with short details of the same.

15.3	Notwithstanding Clause 12.2 and Clause 13.2:

(a)	if there occurs at any time an Event of Default by CME ME, the Top Tone Parties may exercise the Put as if the Event of Default occurred after the fifth anniversary of the date of this Agreement;

(b)
if there occurs at any time an Event of Default by Top Tone Holdings or Equip, CME ME may exercise the Call as if the Event of Default occurred after the fifth anniversary of the date of this Agreement;

(c)
if there occurs at any time an Event of Default (or any material breach of this Agreement which would constitute an Event of Default with the passing of time and/or the giving of notice) by Top Tone Holdings or Equip, the Put shall not be exercisable until such time as the Event of Default has been remedied to the reasonable satisfaction of CME ME (acting reasonably); and

(d)
if there occurs at any time an Event of Default (or any material breach of this Agreement which would constitute an Event of Default with the passing of time and/or the giving of notice) by CME ME, the Call shall not be exercisable until such time as the Event of Default has been remedied to the reasonable satisfaction of the Top Tone Parties or Top Tone Holdings, as applicable (acting reasonably).

16	Termination and Consequences of Termination

16.1	Except for the provisions which this Clause states shall continue in full force after termination, this Agreement shall terminate:

(a)	in respect of any Party, when such Party ceases to hold any Ownership Interest; or

(b)
when a resolution is passed by shareholders or creditors or an order made by a court or other competent body or person instituting a process that shall lead to Top Tone Media and Zopal being wound up and its assets being distributed among the creditors, shareholders or other contributors of Top Tone Media and Zopal.

16.2	This Clause and Clauses 18 and 21, and the rights of the Parties in respect of antecedent breaches, shall survive termination of this Agreement.

17	Additional Undertakings

17.1
The Parties shall use their reasonable endeavours to assist any entity of the TV2 Group with the renewal or receipt of program, broadcasting and any other material licenses and approvals required by the TV2 Group in order to enable it to conduct its business efficiently and in accordance with applicable law.

17.2
In the event CME ME invests or intends to invest in broadcasting assets in Bulgaria outside of the TV2 Group Business and LGC Group Business and does not intend to hold such investments through Top Tone Media or Zopal, it shall notify the Top Tone Parties of such investment or intended investment.  The Top Tone Parties may offer to participate in such investment either directly or through an Affiliate on such terms as may be agreed by the Parties.  CME ME may in its absolute discretion decline such offer, but it shall consider such offers as are made acting reasonably.

17.3
The Parties shall not recommend or facilitate the making of, or cause or permit any member of the TV2 Group or any of its respective officers, employees, directors, representatives, agents or Affiliates to make, or to offer, promise, or authorize to make, in each case, directly or indirectly, any unlawful payments or payments or other inducements to any government official, including any officer, director or other official representative of an entity owned or controlled by a government, with the intent or purpose of:

(a)	influencing any act or decision of such person in his official capacity;

(b)	inducing such person to do or omit to do any act in violation of the lawful duty of such person;

(c)	inducing such person to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality; or

(d)
assisting the TV2 Group or any of its respective officers, employees, directors, representatives or agents in obtaining or retaining business for or with, or directing business to the TV2 Group or any of its respective officers, employees, directors, representatives or agents.

17.4
The Parties undertake to amend this Agreement to the extent required to give effect to the provisions of this Agreement in the event of a Top Tone Group Transfer or any other restructuring permitted hereunder.

18	Trade Restrictions

18.1
Each of Top Tone Holdings and Equip hereby jointly and severally undertakes and covenants with CME ME that it shall not, and shall procure that its Affiliates shall not, for the duration of this Agreement and for a period of two years after its termination, either on its own behalf or in any other capacity whatsoever directly or indirectly carry on or be concerned or engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in any part of any trade or business competing with any part of any the trade or business of the TV2 Group (save for any interest in the shares or other securities of a company traded on a securities market so long as such interest does not extend to more than 3% of the issued share capital of the company or the class of securities concerned or as disclosed in writing to CME ME on the Execution Date of the MSPA).

18.2
Each of Top Tone Holdings and Equip hereby jointly and severally hereby undertakes and covenants with CME ME that it shall not, and shall procure that its Affiliates shall not, for a period of two years after the termination of this Agreement, either on its own behalf or in any other capacity whatsoever directly or indirectly:

18.2.1
deal with, solicit, approach or offer goods or services to, for purposes of enticing away from CME ME and/or the TV2 Group, any person, firm or company who was a client, customer, supplier, agent or distributor of CME ME, its Affiliates and/or the TV2 Group during the term of this Agreement or in the twelve (12) months prior to the date of this Agreement; or

18.2.2
approach, solicit, entice away or endeavour to entice away, employ, offer employment to or procure the employment of any person who is or was an employee of CME ME, its Affiliates or TV2 Group whether or not such person would commit any breach of his contract of employment by reason of so leaving the service of CME ME or the TV2 Group or otherwise; or

18.2.3	interfere or seek to interfere with the continuance, or any of the terms, of the supply of goods or services to CME ME, its Affiliates or the TV2 Group; or

18.2.4
represent itself as being in any way connected with or interested in the business of CME ME, its Affiliates and/or the TV2 Group (other than as a consultant if such be the case) or use any name which is identical or similar to or likely to be confused with the name of CME ME, its Affiliates and/or the TV2 Group or any product or service produced or provided by CME ME, its Affiliates and/or the TV2 Group or which might suggest a connection with CME ME, its Affiliates and/or the TV2 Group.

18.3
Each of the restrictions contained in Clauses 18.1, 18.2.1, 18.2.2, 18.2.3 and 18.2.4 is separate and distinct and is to be construed separately from the other such restrictions.  Each of Top Tone Holdings and Equip hereby jointly and severally acknowledges (having received professional advice) that it considers such restrictions to be reasonable both individually and in the aggregate and that the duration, extent and application of each of such restrictions is no greater than is necessary for the protection of the goodwill of the businesses of the TV2 Group.

19	Acknowledgement

The Parties acknowledge that the companies of the TV2 Group are subsidiaries of a U.S. reporting company and as such are required to comply with certain U.S. securities, anti-money laundering, anti-corruption and other laws applicable to it or its ultimate parent.  The Parties shall procure that the TV2 Group complies with such requirements.

20	Status of Agreement and Effect

20.1
Each Party shall, to the extent that it is able to do so, exercise all its Voting Rights and other powers in relation to Top Tone Media, Zopal, the TV2 Group Business and the LGC Group Business to procure that the provisions of this Agreement are properly and promptly observed and given full force and effect.

20.2
If any provision in the foundation act, by-laws, memorandum or articles of association of Top Tone Media, Zopal, TV2, Top Tone BG, LGC or Ring TV conflicts with any provision of this Agreement, this Agreement shall prevail.

20.3
The Parties shall, when necessary, exercise their Voting Rights and any other rights and powers they have to amend, waive or suspend any conflicting provision in the foundation act, by-laws, memorandum or articles of association of Top Tone Media, Zopal, TV2, Top Tone BG, LGC or Ring TV to the extent necessary to permit the TV2 Group Business or the LGC Group Business to be administered as provided in this Agreement.

21	Confidentiality

21.1
No Party shall divulge or communicate to any person (other than those of its shareholders, directors, employees and professional advisers whose province it is to know the same) or use or exploit for any reason whatsoever this Agreement or the matters contemplated hereby or the information disclosed by either Party to the other Party, and shall use its reasonable endeavours to prevent its employees from so acting.

21.2	Notwithstanding the provisions of Clause 21.1, any Party may make an announcement or disclosure concerning this Agreement:

(a)
if required by law or any requirement of any securities exchange or regulatory or governmental body to which that Party is subject, wherever situated, whether or not the requirement has the force of law, or

(b)
to a Party's or its Affiliates' directors, officers, employees, professional advisers, counsel, rating agencies, and lenders or other providers of funds (a) who are directly concerned with this Agreement or any related arrangements or transactions, (b) whose knowledge of such information is reasonably necessary; and (c) who by its position or otherwise is under a duty to observe confidentiality in dealing with this Agreement and such related arrangements or otherwise must comply with the provisions of this Agreement in respect of confidentiality.

21.3	The restrictions contained in this Clause 21 shall continue to apply for a period of three (3) years following the expiration or termination of this Agreement.

22	Notices

22.1	Any notice or other communication to be given under this Agreement shall be in writing, in the English language, and shall be deemed to have been duly given to a Party:

(a)	on receipt, when delivered personally;

(b)	on the next following Business Day following being transmitted by facsimile with suitable proof of transmission; or

(c)	three Business Days following being sent by an international courier service.

22.2	For purposes of this Clause, the authorized address and facsimile details of the Parties shall be as follows:

if to CME ME:

Dam 5B
Royal Dam Center
2nd Floor
JS 1012 Amsterdam

The Netherlands

Attn: Managing Director

Tel.: + 31 20 626 8867
Fax: + 31 20 423 1404

with a copy to:

Central European Media Enterprises
81 Aldwych
London WC2B 4HN
United Kingdom

Attn: General Counsel

Tel.: + 44 207 430 5430
Fax: + 44 207 430 5403

if to Top Tone Holdings:

OCRA (Isle of Man) Limited
Grosvenor Court
Tower Street
Ramsey
Isle of Man IM8 1JA
British Isles

Attn: Mr. Richard Dixon

Tel.: +44 1624 811000
Fax: +44 1624 811001

with a copy to:

Mrs. Rossitsa Filipova
20, Fr. Joliot Curie Str.
1113 Sofia
Bulgaria

Tel.: + 359 2 963 0077
Fax: + 359 2 963 0077

if to Equip:

OCRA (Isle of Man) Limited
Grosvenor Court
Tower Street
Ramsey
Isle of Man IM8 1JA
British Isles

Attn: Mr. Richard Dixon

Tel.: +44 1624 811000
Fax: +44 1624 811001

with a copy to:

Mrs. Rossitsa Filipova
20, Fr. Joliot Curie Str.
1113 Sofia
Bulgaria

Tel.: + 359 2 963 0077
Fax: + 359 2 963 0077

or such other address as such Party may notify to the other in writing from time to time in accordance with the requirements of this Section, such notice to be effective five Business Days after the date of such notice or following such longer period as may be set out in such notice.

22.3
Any notice given under this Agreement outside Working Hours of the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

23	Entire Agreement

23.1	This Agreement constitutes the whole agreement between the Parties and supersedes any arrangements, understanding or previous agreement between them relating to the subject matter to which it relates.

23.2
Each Party acknowledges that in entering into this Agreement, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement.

23.3	Nothing in this Clause 23 operates to limit or exclude any liability for fraud.

24	Third Party Rights

No person who is not a Party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a term of this Agreement.

25	Amendments

This Agreement may be amended or modified only if in writing (including a written document evidenced by a facsimile transmission) and signed by each of the Parties.

26	Waiver

26.1
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

26.2	None of the terms of this Agreement may be waived except by an instrument in writing duly executed by the waiving Party.

27	Costs and Expenses

Except as specified herein, each Party shall be liable for its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

28	Assignment

The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign its rights (or, for the avoidance of doubt, its obligations) under this Agreement without the express written consent of the other Party, which shall not be unreasonably withheld or delayed.

29	No Partnership

This Agreement does not create or imply any partnership between the Parties and there is no relationship of principal and agent between them.

30	Severability

If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part, the legality, validity and enforceability of the remaining provisions of this Agreement (or such other document) shall not in any way be affected or impaired thereby.  If any provision or part of this Agreement (or any document referred to herein) is held to be illegal, invalid or unenforceable, then the Parties shall use reasonable endeavours to the fullest extent permitted by law to amend the terms of this Agreement (or such other document) to give effect to the transactions contemplated hereby, and if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

31	Further Assurance

Each of the Parties shall, at the request of any other Party, do or, so far as each is able procure, the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to such other Party concerned as they may reasonably consider necessary for giving full effect to this Agreement and securing to such other Party the full benefit of the rights, powers and remedies conferred upon them in this Agreement.

32	Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each Party had signed the same document, provided that each Party executes at least one counterpart.

33	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of England.

34	Dispute Resolution

34.1
Any disputes, claims or controversy arising out of or related to this Agreement, including any question as to its formation, validity, interpretation or termination, which cannot be resolved by negotiations between the Parties shall be settled by arbitration on an ad hoc basis in accordance with the Rules of the London Court of International Arbitration, which are deemed to be incorporated by reference into this Clause 34, except to the extent modified by this Clause 34.  The tribunal shall consist of three arbitrators. CME ME shall nominate one arbitrator, the Top Tone Parties shall jointly nominate one arbitrator and the third arbitrator shall be appointed by the two arbitrators nominated by the Parties.  Any Party shall have the right to initiate the proceedings.

34.2
The seat of the arbitration shall be London, England.  The language of the arbitration shall be English, except that any party to the arbitration may submit testimony or documentary evidence in Bulgarian, whereupon it shall also furnish a certified translation or interpretation of any such evidence into English.

34.3
If any dispute arising out of or relating to this Agreement (hereinafter referred to as a "Related Dispute") raises issues which are substantially the same as or connected with issues raised in another dispute which has already been referred to arbitration under this Agreement or another Transaction Document (an "Existing Dispute"), the tribunal appointed or to be appointed in respect of any such Existing Dispute shall also be appointed as the tribunal in respect of any such Related Dispute.  Where, pursuant to the foregoing provisions, the same tribunal has been appointed in relation to two or more disputes, the tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the tribunal thinks fit.  The tribunal shall have power to make such directions and any interim or partial award as it considers just and desirable.

34.4
The Parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by Top Tone Holdings and/or Equip and that in addition to all other remedies, CME shall be entitled to specific performance and to injunctive or other equitable relief as remedies for any such breach or threatened breach of this Agreement by Top Tone Holdings and/or Equip without proof of actual damages.  The Parties agree not to oppose the granting of such relief, and to waive, and to use their best efforts to cause any Affiliate to waive, any requirement for the securing or posting of any bond in connection with such remedy.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as a deed on the date first written above.

EXECUTED and DELIVERED as a DEED

by

CME MEDIA ENTERPRISES B.V.

acting by Pan-Invest B.V, represented by Peter Booster	/s/ Peter Booster
in the presence of:

/s/ Emilie de Waard
Signature of Witness

Name of Witness: Emilie de Waard
Occupation of Witness: Secretary
Address of Witness:	Charles Mingussingel 26
3069 XB Rotterdam
The Netherlands

and A.N.G. van Spaendonck	/s/ Alphons van Spaendonck
in the presence of:
/s/ Nancy van Veen
Signature of Witness

Name of Witness: Nancy van Veen
Occupation of Witness: Secretary
Address of Witness:	Laan der Zeven Linden 42
2645 GS Delfgauw
The Netherlands

EXECUTED and DELIVERED as a DEED by
VLADIMIR KRASTEV BROUSSARSKI	/s/ Vladimir Broussarski

acting as attorney for

TOP TONE MEDIA HOLDINGS LIMITED

under a power of attorney dated 10th July 2008
in the presence of:

/s/ Milena Ivanova
Signature of Witness

Name of Witness: Milena Tsvetanova Ivanova
Occupation of Witness: Attorney at Law
Address of Witness:	5th floor, Office 510
20 Frederic Joliot Qurrie
1113 Sofia, Izgrev
Bulgaria

EXECUTED and DELIVERED as a DEED by
ROSSITSA PENCHEVA FILIPOVA	/s/ Rossitsa Filipova

acting as attorney for

TOP TONE MEDIA HOLDINGS LIMITED

under a power of attorney dated 10th July 2008
in the presence of:

/s/ Milena Ivanova
Signature of Witness
Name of Witness: Milena Tsvetanova Ivanova
Occupation of Witness: Attorney at Law
Address of Witness:	5th floor, Office 510
20 Frederic Joliot Qurrie
1113 Sofia, Izgrev
Bulgaria

EXECUTED and DELIVERED as a DEED by
ROSITA PENCHEVA FILIPOVA	/s/ Rossitsa Filipova

acting as attorney for

EQUIP LIMITED

under a power of attorney dated 28th July 2008
in the presence of:

/s/ Milena Ivanova
Signature of Witness
Name of Witness: Milena Tsvetanova Ivanova
Occupation of Witness: Attorney at Law
Address of Witness:	5th floor, Office 510
20 Frederic Joliot Qurrie
1113 Sofia, Izgrev
Bulgaria